FOR IMMEDIATE RELEASE	Exhibit 99.2

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Announces Share Repurchase Program

MIDDLETOWN, RI – July 30, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) announced today that its Board of Directors has authorized a share repurchase program of up to 1 million shares, or approximately 6.7% of the company’s outstanding common stock.

“This decision is a reflection of our confidence in the company’s strategy and our ability to exploit the many opportunities that lie ahead,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “Our strong balance sheet position and ongoing commitment to the creation of long-term shareholder value prompted us to initiate this share repurchase program. At the same time, we will maintain the financial resources necessary to invest in the strategic growth initiatives that are critical to our continued success.”

Under the program, the company, at management’s discretion, may repurchase shares on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The timing of such repurchases will depend on availability of shares, price, market conditions, alternative uses of capital, and applicable regulatory requirements. The program may be modified, suspended or terminated at any time without prior notice.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could adversely or positively affect our future results include: the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer preferences, requirements and expectations. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Factors that may cause such differences include, among others, those discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

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